Exhibit 5.01

          LAW OFFICES

REISMAN & ASSOCIATES, P.A.

6975 NW 62nd Terrace

Parkland, Florida 33067

Writer’s email: jbreisman@comcast.net

Telephone 954-344-0809

Facsimile 309-402-2342

July 3, 2007

Globaltel IP, Inc..

7999 Federal Highway

Boca Raton, FL 33487

Dear Sir or Madam:

We have acted as counsel to Globaltel IP, Inc., a Florida corporation (the “Company”), in connection with the preparation of a Registration Statement on Form SB-2, File No. 3333-135585 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”), relating to the offer and sale or distribution by selling shareholders of up to 12,825,425 shares of common stock, par value $.0001 per share of the Company (the “Selling Stockholders’ Shares”) and the offer and sale by the Company of up to 812,500 of such shares upon the exercise of outstanding common stock purchase warrants (the Warrant “Shares”).

In connection with this opinion, we have reviewed originals or copies of the following documents: (a) the Registration Statement and the exhibits thereto, (b) the Articles of Incorporation of the Company, (c) the Bylaws of the Company, (d) certain records of the Company's corporate proceedings and (e) such statutes, records and other documents as we have deemed relevant or necessary for the purpose of this opinion.

In rendering our opinion herein, the documents we have examined were originals or copies, certified or otherwise identified to our satisfaction. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon statements and certificates of the Company or of government or other officials.

Based on the foregoing, we are of the opinion that the Selling Stockholders’ Shares have been legally issued and are fully paid and non-assessable and that the Warrant Shares, when issued and paid for in accordance with the provisions of the corresponding common stock purchase warrants will be legally issued and are fully paid and non-assessable.

REISMAN & ASSOCIATES, P.A.

July 3, 2007

The opinions expressed herein are limited to the laws of the State of Florida and we express no opinion with respect to the laws of any other country, state or jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Reisman & Associates, P.A.